EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 4, 2005 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 of StemCells, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
San Francisco, California
October 3, 2005